Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in this Registration Statement of Public Service Enterprise Group Incorporated and subsidiaries (the "Company") on Form S-3 of our reports dated February 27, 2008 relating to the consolidated financial statements and consolidated financial statement schedule of the Company (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes -- an Interpretation of FASB
Statement No. 109 and Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans as described in Note 2) and the effectiveness of the Company's internal control over financial reporting, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, incorporated by reference in the Prospectuses which are part of this Registration Statement, and to the reference to us under the heading "Experts" in the Prospectuses which are part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Parsippany, New Jersey
November 24, 2008